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EXHIBIT 99.1

Press Contact
Elizabeth M. Lloyd
ValueClick, Inc.
415.293.1866
 elizabeth@valueclick.com

VALUECLICK, INC. BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

WESTLAKE VILLAGE, CA—June 5, 2002—ValueClick, Inc. (NASDAQ: VCLK) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on June 14, 2002.

ValueClick's adoption of the Rights Plan, which is similar to plans adopted by more than 3,000 publicly-traded companies, is designed to ensure that ValueClick's stockholders receive fair and equal treatment in the event of an unsolicited attempt to take control of the Company and to deter coercive or unfair takeover tactics by potential acquirers. The rights are not being distributed in response to any specific effort to acquire control of ValueClick, and the Board of Directors is not aware of any effort by a third party to acquire control of ValueClick.

In implementing the Rights Plan, the Board has declared a non-taxable dividend of one right for each outstanding share of ValueClick Common Stock. Each right initially would entitle the holder thereof to purchase one-one thousandth of a share of a newly created class of Preferred Stock. One-one thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on June 4, 2012.

"The Board believes that adoption of a Rights Plan is the best available means of protecting the full value of our stockholders' investment and encouraging potential acquirers to negotiate with the Board of Directors prior to attempting a takeover," said James Zarley, Chairman and Chief Executive Officer. "The Rights Plan is not intended to prevent a fair takeover of the Company but to ensure our stockholders receive fair and equal treatment in the event of a takeover."

Each Right will entitle stockholders to buy one unit of a share of preferred stock for $25.00. Initially, the rights are represented by the Company's Common Stock certificates and are not currently exercisable. If any person becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company's Board of Directors, then each Right not owned by a 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's preferred stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, after any person has become a 15%-or-more stockholder, if the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than any person who has become a 15%-or-more stockholder, to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until ten days (subject to extension) after a public announcement that a 15% position in the Company's common stock has been acquired or after a person commences, or announces its intention to commence, a tender or exchange offer that would result in the bidder's beneficial ownership of 15% or more of the shares of the Company's common stock.

Further details of the stockholder rights plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to the Company's report on Form 8-K.

About ValueClick, Inc.

ValueClick, Inc. (Nasdaq:VCLK) is a leading provider of interactive and traditional marketing solutions. ValueClick, Inc. offers marketers and advertisers a wide spectrum of custom media and technology solutions such as publisher and real-time third party ad serving, affiliate and partner marketing programs, CPM, CPC, and CPA models, partner marketing services, personalized recommendation and merchandising technology, agency management software, and both customer acquisition and customer retention email technology.

ValueClick, Inc.'s wholly owned subsidiaries include Be Free, Mediaplex, AdWare, onResponse, ClickAgents and Zmedia.

ValueClick, Inc. provides results for clients such as General Motors, Inc., the Coca-Cola Company, eBay, Sara Lee Corporation, GlaxoSmithKline, Citigroup, Inc., American Express Company, British Airways, Hyatt Corporation, AAA, Ameriquest, the Wall Street Journal's Career Journal and Real Estate Journal, Barclays Bank, Dell Computers, Expedia, and Microsoft. For more information, please visit www.valueclick.com

This release contains forward-looking statements that involve risks and uncertainties, including but not limited to, statements concerning the benefits and synergies of the transaction, future opportunities for the combined company, and any other statements about ValueClick and Be Free management's future expectation, beliefs, goals, plans or prospects. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including the registration statement as filed on Form S-4, as amended, used to register the shares offered in the Be Free, Inc. merger, its 2001 Annual Report on Form 10-K filed on March 22, 2002, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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  EXHIBIT 99.1